Clifton Bancorp Inc. Announces
 Financial Results for the First Quarter Ended June 30, 2015

Clifton, New Jersey – July 27, 2015 -- Clifton Bancorp Inc. (Nasdaq: CSBK), the holding company for Clifton Savings Bank, today announced results for the first quarter ended June 30, 2015.  Net income for the first quarter was $1.66 million ($0.07 per diluted share). This compares to net income of $1.62 million ($0.06 per diluted share) for the first quarter ended June 30, 2014.

Notable Items

•	Quarterly net income increased 2.2% to $1.66 million compared to the quarter ended June 30, 2014;
•	One- to four-family real estate loans increased $14.1 million or 2.5% for the three months ended June 30, 2015;
•	Nonperforming loans to total gross loans decreased to 0.81% at June 30, 2015;
•	Net interest margin increased 8 basis points compared to the first quarter ended June 30, 2014; and
•	1,477,924 shares of common stock were repurchased during the first quarter of 2015.

           Paul M. Aguggia, Chairman, President, and Chief Executive Officer, stated, “We are pleased that our net income increased, albeit slightly, despite important and on-going investments in personnel, products and services and an intensely competitive market for loans. We are continuing to build our business while paying close attention to prudent asset growth, loan quality and cost of funds. We also made a significant investment in our Company by repurchasing 1,477,924 shares of common stock during the first quarter of fiscal 2016 at a weighted average share price of $13.78.”

 Balance Sheet and Credit Quality Review

           Total assets decreased $34.2 million, or 2.9%, to $1.15 billion at June 30, 2015, from $1.19 billion at March 31, 2015. The decrease in total assets was primarily due to our continued management of the cost of funds by allowing controlled, higher priced time deposit runoff coupled with a decrease in cash, which was used primarily to repurchase common stock.

           Net loans increased $13.7 million, or 2.1%, to $654.8 million at June 30, 2015 from $641.1 million at March 31, 2015 primarily due to growth in the residential real estate loan portfolio. The commercial and multi-family real estate loan portfolio held steady but originations slowed due to competition. Securities, including both available for sale and held to maturity issues, decreased $23.5 million, or 5.6%, to $395.4 million at June 30, 2015 from $418.9 million at March 31, 2015, mainly as the result of calls, maturities and repayments on securities. Securities totaling $1.9 million were sold during the quarter ended June 30, 2015, resulting in a gain of $72,000. Cash and cash equivalents decreased $25.8 million, or 52.3%, to $23.5 million at June 30, 2015 from $49.3 million at March 31, 2015.

           Deposits decreased $14.2 million, or 2.0%, to $685.2 million at June 30, 2015 from $699.5 million at March 31, 2015, mainly due to the previously noted planned run-off of higher priced time deposits. Total stockholders’ equity decreased $20.2 million, or 5.5%, to $347.8 million at June 30, 2015 from $368.0 million at March 31, 2015, as a result of $20.4 million in repurchases of common stock, and $3.0 million in cash dividends.

           Non-accrual loans decreased $308,000, or 5.5%, to $5.3 million at June 30, 2015 from $5.6 million at March 31, 2015.  Included in non-accrual loans at June 30, 2015 were ten loans totaling $2.0 million that were current or less than 90 days delinquent, but which were previously 90 days or more delinquent and on a non-accrual status pending a sustained period of repayment performance (generally six months).  The percentage of nonperforming loans to total gross loans decreased to 0.81% at June 30, 2015 from 0.88% at March 31, 2015.  The allowance for loan losses to nonperforming loans increased to 66.01% at June 30, 2015 from 61.53% at March 31, 2015.

           During the first quarter ended June 30, 2015, net charge-offs totaled approximately $23,000 as compared to no charge-offs recorded during the quarter ended March 31, 2015.  Charge-offs for the June 30, 2015 quarter related to three residential real estate loans, net of a partial recovery from a private mortgage insurance claim on a loan charged-off in a previous quarter.

Income Statement Review

           Net interest income increased $176,000, or 2.8%, to $6.58 million for the quarter ended June 30, 2015 as compared to $6.40 million for quarter ended June 30, 2014, reflecting an increase of $71.2 million in average net interest-earning assets, coupled with an increase of 8 basis points in net interest margin.

          The provision for loan losses decreased $65,000, or 47.1%, for the first quarter ended June 30, 2015, as compared to the first quarter of 2014. The decrease in the provision for loan losses for the 2015 period was mainly the result of overall favorable trends in qualitative factors related to delinquencies considered in the periodic review of the general valuation allowance.

          Non-interest income increased $166,000, or 47.7%, to $514,000 for the first quarter ended June 30, 2015 from $348,000 for the first quarter ended June 30, 2014.  The increase was mainly attributable to an increase in income from bank owned life insurance and a gain of $72,000 on sales of securities. Securities totaling $1.9 million were sold during the quarter ended June 30, 2015, resulting in a gain of $72,000. No securities were sold in the first quarter of 2014.  The sale related to mortgage-backed securities that had a small amount of principal remaining relative to the principal balance purchased.

          Non-interest expenses increased $378,000, or 9.1%, to $4.52 million for the first quarter ended June 30, 2015, as compared to $4.14 million for the first quarter ended June 30, 2014. The increase was driven by increases in salaries and employee benefits, equipment expense and professional services. The increase in salaries and employee benefits includes typical annual increases in compensation and benefits expenses and costs related to the hiring of additional personnel, as well as a related increase in employee stock ownership plan expense. The increase in equipment expense for the quarter ended June 30, 2015 related to the increase in costs for the development and implementation of new products. Professional services included an increase in legal fees primarily related to the development and implementation of products and services and the Bank’s branding and marketing efforts.

 About Clifton Bancorp Inc.

           Clifton Bancorp Inc. is the holding company of Clifton Savings Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. Clifton Savings Bank is an organization with dedicated people serving communities, residents and businesses. Clifton Savings operates 11 full-service banking offices located in the diverse and vibrant Northeastern counties of New Jersey.

Forward-Looking Statements

           Clifton Bancorp makes forward-looking statements in this news release. These forward-looking statements may include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals.

           Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Clifton Bancorp does not assume any duty and does not undertake to update its forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Clifton Bancorp anticipated in its forward-looking statements and future results could differ materially from historical performance.

           Clifton Bancorp’s forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the  loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to retain key members of management; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties. Clifton Bancorp provides greater detail regarding some of these factors in the “Risk Factors” section of its Annual Report on Form 10-K, which was filed on June 5, 2015. Clifton Bancorp’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s website at www.sec.gov.

Selected Consolidated Financial Condition Data

	At June 30,	At March 31,
	2015	2015
	(In thousands)
Financial Condition Data:
Total assets	$1,152,707	$1,186,924
Loans receivable, net	654,802	641,084
Cash and cash equivalents	23,498	49,308
Securities	395,386	418,875
Deposits	685,248	699,476
FHLB advances	107,500	107,500
Total stockholders' equity	347,764	368,001

Selected Consolidated Operating Data
	Three Months
	Ended June 30,
	2015	2014
	(In thousands, except
	share and per share data)
Operating Data:
Interest income	$8,712	$8,712
Interest expense	2,135	2,311
Net interest income	6,577	6,401
Provision for loan losses	73	138
Net interest income after provision for
loan losses	6,504	6,263
Non-interest income	514	348
Non-interest expenses	4,515	4,137
Income before income taxes	2,503	2,474
Income taxes	845	852
Net income	$1,658	$1,622
Basic and diluted earnings per share	$0.07	$0.06

Average shares outstanding - basic	25,421	25,244
Average shares outstanding - diluted	25,494	25,413

Average Balance Table
	Three Months Ended June 30,
	2015				2014
			Interest				Interest
	Average		and	Yield/	Average		and	Yield/
	Balance		Dividends	Cost	Balance		Dividends	Cost
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$646,459		$5,984	3.70%	$597,112		$5,676	3.80%
Mortgage-backed securities	279,074		1,942	2.78%	306,831		2,365	3.08%
Investment securities	128,390		709	2.21%	141,681		590	1.67%
Other interest-earning assets	34,236		77	0.90%	50,128		81	0.65%
Total interest-earning assets	1,088,159		8,712	3.20%	1,095,752		8,712	3.18%

Non-interest-earning assets	81,378				149,253
Total assets	$1,169,537				$1,245,005

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Demand accounts	$54,037		15	0.11%	$56,799		18	0.13%
Savings and Club accounts	141,798		58	0.16%	143,501		63	0.18%
Certificates of deposit	482,464		1,500	1.24%	533,040		1,636	1.23%
Total interest-bearing deposits	678,299		1,573	0.93%	733,340		1,717	0.94%
FHLB Advances	107,500		562	2.09%	131,250		594	1.81%
Total interest-bearing liabilities	785,799		2,135	1.09%	864,590		2,311	1.07%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	13,556				12,452
Other non-interest-bearing liabilities	11,699				13,281
Total non-interest-bearing liabilities	25,255				25,733

Total liabilities	811,054				890,323
Stockholders' equity	358,483				354,682
Total liabilities and stockholders' equity	$1,169,537				$1,245,005

Net interest income			$6,577				$6,401
Interest rate spread				2.11%				2.11%
Net interest margin				2.42%				2.34%
Average interest-earning assets
to average interest-bearing liabilities	1.38	x			1.27	x

Asset Quality Data
	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
	(Dollars in thousands)
Allowance for loan losses:
Allowance at beginning of period	$3,475	$3,375	$3,071
Provision for loan losses	73	100	138

Charge-offs	(26)	-	(84)
Recoveries	3	-	-
Net charge-offs	(23)	-	(84)

Allowance at end of period	$3,525	$3,475	$3,125

Allowance for loan losses to total gross loans	0.54%	0.54%	0.51%
Allowance for loan losses to nonperforming loans	66.01%	61.53%	57.12%

	At June 30,	At March 31,	At June 30,
	2015	2015	2014
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
One- to four-family real estate	$4,258	$4,555	$5,188
Multi-family real estate	574	581	-
Commercial real estate	436	439	246
Consumer real estate	72	73	37
Total nonaccrual loans	5,340	5,648	5,471
Real estate owned	-	-	124
Total nonperforming assets	$5,340	$5,648	$5,595

Total nonperforming loans to total gross loans	0.81%	0.88%	0.89%
Total nonperforming assets to total assets	0.46%	0.48%	0.45%

Selected Consolidated Financial Ratios
Three Months
Ended June 30,
Selected Performance Ratios (1):	2015	2014
Return on average assets	0.57%	0.52%
Return on average equity	1.85%	1.83%
Interest rate spread	2.11%	2.11%
Net interest margin	2.42%	2.34%
Non-interest expenses to average assets	1.54%	1.33%
Efficiency ratio (2)	63.67%	61.30%
Average interest-earning assets to average
interest-bearing liabilities	1.38	x	1.27	x
Average equity to average assets	30.65%	28.49%
Dividend payout ratio	180.16%	186.56%
Net change-offs to average outstanding loans during the period	0.00%	0.01%

(1) Performance ratio are annualized.
(2) Represents non-interest expense divided by the sum of net interest income and non-interest income including gains and losses on the sale of assets.

Quarterly Data	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	(In thousands except shares and per share data)
Operating Data
Interest income	$ 8,712	$ 8,558	$ 8,993	$ 8,899	$ 8,712
Interest expense	2,135	2,157	2,249	2,317	2,311
Net interest income	6,577	6,401	6,744	6,582	6,401
Provision for loan losses	73	100	178	301	138
Net interest income after provision for
loan losses	6,504	6,301	6,566	6,281	6,263
Non-interest income	514	3,094	397	474	348
Non-interest expenses	4,515	4,362	4,075	4,532	4,137
Income before income taxes	2,503	5,033	2,888	2,223	2,474
Income taxes	845	1,520	948	744	852
Net income	$ 1,658	$ 3,513	$ 1,940	$ 1,479	$ 1,622

Share Data
Basic earnings per share	$ 0.07	$ 0.14	$ 0.08	$ 0.06	$ 0.06
Diluted earnings per share	$ 0.07	$ 0.13	$ 0.08	$ 0.06	$ 0.06
Dividends per share	$ 0.12	$ 0.06	$ 0.06	$ 0.06	$ 0.12
Average shares outstanding - basic	25,421	25,979	25,594	25,333	25,244
Average shares outstanding - diluted	25,494	26,073	25,728	25,521	25,413
Shares outstanding at period end	25,960	27,326	27,145	26,676	26,596

Financial Condition Data
Total assets	$ 1,152,707	$ 1,186,924	$ 1,198,171	$ 1,211,527	$ 1,231,730
Loans receivable, net	654,802	641,084	628,872	617,024	610,950
Cash and cash equivalents	23,498	49,308	45,668	74,979	85,042
Securities	395,386	418,875	446,511	454,595	470,605
Deposits	685,248	699,476	711,486	731,070	736,557
FHLB advances	107,500	107,500	112,500	112,500	127,500
Total stockholders' equity	347,764	368,001	363,765	357,693	356,491

Assets Quality:
Total nonperforming assets	$ 5,340	$ 5,648	$ 3,994	$ 4,509	$ 5,595
Total nonperforming loans to total gross loans	0.81%	0.88%	0.63%	0.73%	0.89%
Total nonperforming assets to total assets	0.46%	0.48%	0.33%	0.37%	0.45%
Allowance for loan losses	$ 3,525	$ 3,475	$ 3,375	$ 3,250	$ 3,125
Allowance for loan losses to total gross loans	0.54%	0.54%	0.54%	0.53%	0.51%
Allowance for loan losses to nonperforming loans	66.01%	61.53%	84.50%	72.08%	57.12%

Contact:         Bart D’Ambra
                        (973) 473-2200